EXHIBIT 99.1

TOR Minerals International Reports Third Quarter Financial Results

CORPUS CHRISTI, Texas, October 28, 2015 – TOR Minerals International, Inc. (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the third quarter ended September 30, 2015. Highlights for the third quarter of 2015 as compared to the third quarter of 2014 include:

  3Q15 revenue decreased 21 percent to $9.0 million
  3Q15 net loss of ($121,000) versus 3Q14 net income of $296,000
  3Q15 diluted loss per share of ($0.04) versus 3Q14 earnings per share of $0.09
  Book value was $10.79 per share at 9/30/15

Revenue by Product Group (in 000's)	3Q15	3Q14	% Change
Specialty Aluminas	$4,305	$5,200	-17%
Barium Sulfate and Other Products	2,210	2,477	-11%
TiO2 Pigments	2,473	3,640	-32%
Total	$8,988	$11,317	-21%

During the third quarter ended September 30, 2015, net sales were $9.0 million, a 21 percent decrease compared to the same period a year ago and ten percent decrease sequentially from the second quarter of 2015.  The effect of foreign currency translation was responsible for approximately 20 to 30 percent of the decrease in each of the three products groups. The decrease in specialty alumina sales was primarily due to lower unit volumes from a large customer, which was only partially offset by increased volumes in Europe and increase volumes of the Company’s Haltex/ Optiload products.  The decrease in TiO2 pigments sales was primarily due to lower unit volumes from continued weakness in the global TiO2 market, as well as aggressive pricing pressure from producers of white TiO2 in China and other producers.

During the third quarter of 2015, gross margin was 12.4 percent of sales, versus 13.3 percent during the same period last year, and 9.6 percent during the second quarter of 2015.  The year-over-year decrease in gross margin was primarily related to lower levels of plant utilization, lower average selling prices and lower unit volumes. The sequential improvement in gross margin was primarily related to a lower average unit production costs.  Operating expenses decreased ten percent to $1.0 million, primarily related to a decrease in staffing levels and selling expenses.  Third quarter net loss was ($121,000), or ($0.04) per diluted share, as compared to a net income of $296,000, or $0.09 per share, during the same period a year ago.

“Due to the strategic moves we have made to diversify our revenue base, position the company for growth, lower our cost structure and improve returns, we are better positioned to weather the headwinds that have resulted in disappointing financial comparisons this year, and remain optimistic about our business for the next several years,” commented Dr. Olaf Karasch, Chief Executive Officer. “We expect our specialty alumina and barium sulfate business to resume volume growth from current levels and we remain optimistic about the outlook for these categories for the next several years.  To meet anticipated demand for existing and new specialty alumina applications, we are currently in the process of expanding our production capacity.  Growth in other areas of our business has diversified our revenue base and resulted in our TiO2 business having less impact on our overall results.  In addition, by significantly lowering our cost structure and inventory requirements, we are better positioned to generate positive contribution from our TiO2 business despite difficult market conditions that are likely to persist for the next several years. Overall, we intend to drive improvement in returns with faster inventory turnover and lower production costs, while refocusing investment in areas that can provide opportunities for significant growth and contribute attractive returns.”

TOR Minerals will host a conference call at 4:00 p.m. Central Time on October 28, 2015, to further discuss third quarter results. The call will be simultaneously webcast, and can be accessed via the Investor section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13622407.

Headquartered in Corpus Christi, Texas, TOR Minerals International, Inc. is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Investor Relations Contact

Dave Mossberg
Three Part Advisors, LLC
817 310-0051

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
NET SALES	$8,988	$11,317	$29,066	$36,841
Cost of sales	7,877	9,809	26,108	31,674
GROSS MARGIN	1,111	1,508	2,958	5,167
Technical services, research and development	44	50	143	150
Selling, general and administrative expenses	943	1,092	3,034	3,319
Loss on disposal of assets	38	-	38	-
OPERATING INCOME (LOSS)	86	366	(257)	1,698
OTHER EXPENSE:
Interest expense, net	(37)	(85)	(177)	(275)
Gain (Loss) on foreign currency exchange rate	(157)	71	(134)	10
Other, net	9	5	18	10
Total Other Expense	(185)	(9)	(293)	(255)
INCOME (LOSS) BEFORE INCOME TAX	(99)	357	(550)	1,443
Income tax (benefit) expense	22	61	(132)	287
NET INCOME (LOSS)	$(121)	$296	$(418)	$1,156

Earnings (loss) per common share:
Basic	$(0.04)	$0.10	$(0.14)	$0.38
Diluted	$(0.04)	$0.09	$(0.14)	$0.34
Weighted average common shares outstanding:
Basic	3,014	3,014	3,014	3,014
Diluted	3,014	3,394	3,014	3,403

TOR Minerals International, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except per share amounts)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,088	$2,657
Trade accounts receivable, net	4,380	4,915
Inventories, net	14,256	20,175
Other current assets	1,128	752
Current deferred tax asset, domestic	30	37
Current deferred tax asset, foreign	44	54
Total current assets	21,926	28,590
RESTRICTED CASH, foreign	1,561	-
PROPERTY, PLANT AND EQUIPMENT, net	19,278	18,889
DEFERRED TAX ASSET, foreign	689	662
OTHER ASSETS	17	22
Total Assets	$43,471	$48,163

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$2,080	$3,318
Accrued expenses	1,034	1,832
Notes payable under lines of credit	876	886
Export credit refinancing facility	1,014	2,777
Current maturities of long-term debt – financial institutions	5,347	2,720
Total current liabilities	10,351	11,533
DEFERRED TAX LIABILITY, domestic	584	618
Total liabilities	10,935	12,151
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,014 shares issued and outstanding at September 30, 2015 and December 31, 2014	3,767	3,767
Additional paid-in capital	29,606	29,503
Retained earnings	681	1,099
Accumulated other comprehensive income (loss):	(1,518)	1,643
Total shareholders' equity	32,536	36,012
Total Liabilities and Shareholders' Equity	$43,471	$48,163

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(418)	$1,156
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	2,123	2,570
Loss on disposal of assets	38	-
Stock-based compensation	104	100
Deferred income tax (benefit) expense	(178)	189
Change in inventory reserve	-	(174)
Provision for bad debts	23	(7)
Changes in working capital:
Trade accounts receivables	302	(1,411)
Inventories	3,568	343
Other current assets	(414)	(381)
Accounts payable and accrued expenses	(1,431)	2,223
Net cash provided by operating activities	3,717	4,608

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(4,174)	(1,386)
Restricted Cash	(1,561)	-
Net cash used in investing activities	(5,735)	(1,386)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	2,663	2,260
Payments on lines of credit	(2,567)	(3,225)
Proceeds from export credit refinancing facility	3,420	5,666
Payments on export credit refinancing facility	(4,619)	(7,198)
Payments on capital leases	-	(11)
Proceeds from long-term bank debt	3,740	236
Payments on long-term bank debt	(735)	(947)
Proceeds from the issuance of common stock and exercise of common stock options	-	11
Net cash provided by (used in) financing activities	1,902	(3,208)
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	(453)	(198)
Net decrease in cash and cash equivalents	(569)	(184)
Cash and cash equivalents at beginning of period	2,657	2,920
Cash and cash equivalents at end of period	$2,088	$2,736

Supplemental cash flow disclosures:
Interest paid	$112	$275
Income taxes paid	$349	$78